Exhibit 5.2

May 26, 2009

Board of Directors
Converted Organics Inc.
7A Commercial Wharf West
Boston, MA 02110
Re:	Converted Organics Inc. – Registration Statement on Form S-3

Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Converted Organics Inc., a Delaware corporation (the “Company”), of an aggregate of 1,500,000 warrants to purchase 1,500,000 shares of Company common stock, par value $0.001, (the “Warrants”) and 1,500,000 shares of common stock underlying such Warrants (collectively, the “Securities”), pursuant to a securities purchase agreement dated May 19, 2009, as amended pursuant to an amended agreement dated May 26, 2009 (collectively, the “Purchase Agreement”) and a Registration Statement on Form S-3 (Registration Statement No. 333-158784) (the  “Registration Statement”), filed with the Securities and Exchange Commission (the  “Commission”) under the Securities Act of 1933, as amended (the  “Act” ), the prospectus included within the Registration Statement (the “Base Prospectus”), and the supplemented form of prospectus relating to the Securities dated May 26, 2009 and filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement “). (The Base Prospectus and Prospectus Supplement are collectively referred to as the “Prospectus.”) All of the Securities to be sold by the Company as described in the Registration Statement and Prospectus.

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus, the Purchase Agreement, originals, or copies certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, and any amendments thereto, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

In our examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies or telecopies, and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the Company common stock to be issued upon exercise of the Warrants, when sold in accordance with the Purchase Agreement, Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable; and (ii) the Warrants have been duly authorized by the board of directors of the Company, and constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

This opinion is limited to the Federal law of the United States, and the applicable statutory provisions of General Corporation Law of the State of Delaware, including all applicable provisions of the Delaware Constitution. The Securities may be issued from time to time on a delayed or continuous basis, and our opinion is limited to the laws as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.”

In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise. This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement is effective.

Very truly yours,

/s/ Cozen O’Connor

Cozen O’Connor